Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

at

$20.00 NET PER SHARE IN CASH

by

PROTEIN ACQUISITION CORPORATION

a wholly owned subsidiary of

PILGRIM’S PRIDE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

September 29, 2006

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated September 29, 2006 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Protein Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and SunTrust Bank, as Rights Agent, for $20.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $20.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Friday, October 27, 2006, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants or rights (other than the Rights)), (ii) Purchaser being satisfied, in its sole discretion, that the Board of Directors of the Company has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iii) Purchaser being satisfied, in its sole discretion, that nominees of Parent or other persons satisfactory to Parent and Purchaser constitute a majority of the member of the Board of Directors of the Company, (iv) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of Section 203 of the Delaware General Corporation Law (“DGCL §203”), or that the restrictions of DGCL §203 will be inapplicable to Parent and Purchaser, (v) pursuant to Parent’s or its designee’s separate offer to purchase the Company’s 10 1/4% Senior Notes due March 15, 2014 (the “Gold Kist Notes”), there shall have been validly tendered to the depositary for such separate offer and not withdrawn Gold Kist Notes (and related consents) representing at least a majority in aggregate principal amount of the outstanding Gold Kist Notes, (vi) all waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (vii) Parent having available to it proceeds of the financings contemplated by its new credit facility and its bridge loan commitment letter and/or such other financings that are sufficient to consummate the Offer and the proposed Merger and to refinance all debt of the Company (including the Gold Kist Notes) and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the proposed merger or the financing thereof and to pay all related fees and expenses, and (viii) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect or impairing Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse Securities (USA) LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 29, 2006, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Protein Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and SunTrust Bank, as Rights Agent.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:
SIGN HERE

Number of Shares To Be Tendered:

Shares*
SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS
AREA CODE AND TELEPHONE NUMBER
TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.